Exhibit 99

For Immediate Release

Thursday, April 7, 2005

Contact:	David G. Ratz, Executive Vice President (740) 286-3283

Oak Hill Financial, Inc. Completes Lawrence Financial Merger

Jackson, Ohio -- The merger of Lawrence Financial Holdings, Inc. (OTC: LWFH) with and into Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) was completed on April 1, 2005. The transaction was valued at $15.2 million, of which $7.7 million was paid in cash. In addition, Oak Hill Financial issued 221,501 shares of common stock to Lawrence Financial shareholders.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Prior to the merger, its banking affiliate, Oak Hill Banks, operated 30 full-service branches and four loan production offices in 15 counties in southern and central Ohio. The company also owns Oak Hill Financial Insurance Agency, which specializes in employee benefits, and 49% of Oak Hill Title Agency LLC.

Lawrence Financial was a savings and loan holding company headquartered in Ironton, Ohio. Its subsidiary, Lawrence Federal Savings Bank, operated five banking offices in Lawrence and Scioto counties in Ohio.

The Lawrence transaction brought $116.9 million in assets, $76.5 million in net loans, $104.2 million in deposits, and $9.5 million in equity to Oak Hill Financial. On April 30, 2005, the company plans to consolidate overlapping offices in two communities that were served by both Oak Hill and Lawrence Financial, which will leave Oak Hill with 33 full-service banking facilities. Including the shares issued in conjunction with the Lawrence Financial transaction, Oak Hill has approximately 5.8 million common shares outstanding.

Oak Hill Financial plans to release it first quarter 2005 results after the market close on Thursday, April 14, 2005.

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